EXHIBIT 99.2

CDW Declares Quarterly Cash Dividend of $0.38 Per Share, Updates Payout Ratio Target

Reinforces Ongoing Commitment to Delivering Value to Stockholders

LINCOLNSHIRE, Ill., Oct. 31, 2019 (GLOBE NEWSWIRE) -- CDW Corporation (Nasdaq:CDW) announced that earlier today its Board of Directors declared a quarterly cash dividend of $0.38 per common share to be paid on December 10, 2019 to all shareholders of record as of the close of business on November 25, 2019.  This represents a 28.8 percent increase over last year’s dividend.  The annualized fourth quarter dividend puts the company on track to achieve the target of delivering a dividend payout of 30 percent of free cash flow by year-end 2019, which was announced in November 2014. Future dividends will be subject to Board of Director approval.

“Going forward, we will target our annualized fourth quarter dividend to be approximately 25 percent of Non-GAAP net income, updating the dividend to grow in-line with earnings," said Collin Kebo, chief financial officer, CDW. “Annual dividend increases are an important part of our capital allocation strategy, along with maintaining our leverage ratio, making strategic acquisitions and share repurchases.  Since our IPO in June 2013, our dividend has increased nearly nine-fold and we have returned more than $2.7 billion to shareholders through share repurchases and dividends.”

About CDW

CDW Corporation (Nasdaq:CDW) is a leading multi-brand technology solutions provider to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and a member of the S&P 500 Index, CDW was founded in 1984 and employs more than 9,800 coworkers. For the trailing twelve months ended September 30, 2019, the company generated Net sales over $17 billion. For more information about CDW, please visit www.CDW.com.

Forward-Looking Statements

Statements in this release that are not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the future dividends, earnings growth, leverage ratio and other strategic plans of CDW. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although CDW believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Forward-Looking Statements" and "Risk Factors" in CDW's Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent filings with the SEC. CDW undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Investor Inquiries
Brittany A. Smith
Vice President, Investor Relations and
Financial Planning and Analysis
847-968-0238
investorrelations@cdw.com

Media Inquiries
Sara Granack
Vice President, Corporate Communications
847-419-7411
mediarelations@cdw.com

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